UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Biglari Holdings Inc. (“Biglari Holdings”) has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Biglari Holdings’ director nominees at its 2015 annual meeting of shareholders.

On March 27, 2015, Biglari Holdings issued the following performance fact sheet to investors:

SIGNIFICANT VALUE CREATION AT BIGLARI HOLDINGS INC.

Shareholder Return

•	Since Sardar Biglari became CEO on August 5, 2008, Biglari Holdings’ share price increased 267.1%, compared to 91.9% for the S&P 500.

•	During this period BH’s total shareholder return has outpaced the S&P 500 by 175.2%.

Annual Percentage Change

Year	Biglari Holdings Stock (1)	S&P 500 Index (2)	Outperformance of S&P 500 (1)-(2)
2008	(12.1)	(26.8)	14.7
2009	172.4	26.5	145.9
2010	26.6	15.1	11.5
2011	(10.2)	2.1	(12.3)
2012	5.9	16.0	(10.1)
2013	40.0	32.4	7.6
2014	(14.9)	13.7	(28.6)
2015	6.9	1.0	5.9
Average Annual Return	21.8%	10.4%	11.4%
Overall Return	267.1%	91.9%	175.2%

Notes for Shareholder Return:
- 2008 is a partial year from August 5, 2008 through December 31, 2008; 2009-2014 are full calendar years; 2015 is as of March 6, 2015
- Average annual return is for the period August 5, 2008 through March 6, 2015
- Historical share prices adjusted for rights offerings
- Data source is FactSet
- Includes reinvested dividends

Operating Performance

Steak n Shake’s Same-Store Sales
	Prior Management				Current Management
	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
1st Quarter	–	-1.1%	-1.7%	-9.5%	-1.4%	14.4%	2.1%	5.5%	1.3%	3.0%
2nd Quarter	–	-0.3%	-4.7%	-6.3%	2.4%	5.1%	4.3%	4.8%	0.3%	3.7%
3rd Quarter	–	-3.9%	-4.3%	-5.8%	5.0%	7.5%	4.9%	2.9%	4.2%	1.0%
4th Quarter	-3.0%	-3.4%	-3.9%	-7.4%	10.1%	6.8%	5.3%	1.8%	3.3%	3.4%

•
When Sardar Biglari became CEO in August 2008, Steak n Shake’s customer traffic was declining year-over-year by over 10%, cash flows were negative, and the company was out of compliance with its debt covenants. Its lenders demanded a reduction in its debt, and after all possible avenues had been exhausted, one lender stated in an e-mail to management: “We have done all we can.” Under present management, Steak n Shake has experienced one of the great brand turnarounds in the history of the restaurant industry. For the quarter ending March 31, 2015, Steak n Shake will achieve its 25th consecutive quarter of same-store sales growth.

Investment Performance

Biglari Holdings’ Investment Portfolio vs. the S&P 500 Index

Annual Percentage Change

Year	Return From Biglari Investments (1)	S&P 500 Index (2)	Outperformance of S&P 500 (1)-(2)
2009	19.9	14.0	5.9
2010	33.5	15.1	18.4
2011	13.7	2.1	11.6
2012	25.1	16.0	9.1
2013	69.1	32.4	36.7
2014	20.6	13.7	6.9
Average Annual Return	32.8%	17.0%	15.8%
Overall Return	364.3%	133.9%	230.4%

Notes for Biglari Holdings’ Investment Performance:
- 2009 is a partial year from August 1, 2009 through December 31, 2009 and 2010-2014 are full calendar years
- Average annual return is for the period August 1, 2009 through December 31, 2014

•	From August 2009 through December 31, 2014, Biglari Holdings has earned $490 million in investment gains.

•	Biglari Holdings’ balance sheet has grown exponentially from a standing start of $1.6 million in cash in 2008 to over $917 million of cash and investments on December 31, 2014.

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Do not permit Mr. Swenson or any of his cohorts to derail the value-creating momentum of Biglari Holdings.

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If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, NY 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 279-2311
E-mail: info@okapipartners.com